EXHIBIT 3.1
SECOND AMENDMENT TO THE SEVENTH AMENDED AND RESTATED BY-LAWS
OF
CLEAR CHANNEL COMMUNICATIONS, INC.
A Texas Corporation
(Adopted December 3, 2007)
     This Second Amendment to the Seventh Amended and Restated By-Laws of Clear Channel Communications, Inc. adopted July 25, 2006 (the “Bylaws”) hereby amends the Bylaws in the following respect:
     Article VIII, Section 1 is hereby amended and restated to read in its entirety as follows:
“Section 1. Certificated and Uncertificated Shares. The shares of the Corporation shall be represented by certificates; provided, however, that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its shares shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of shares represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate representing the number of shares registered in certificate form. Such certificates shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued. Each certificate shall state on the face thereof that the Corporation is organized under the laws of the State of Texas, the holder’s name, the number and class of shares and the designation of the series, if any, which such certificate represents, the par value of such shares or a statement that such shares are without par value and such other matters as may be required by law. Each certificate shall be signed by the Chairman of the Board, the Chief Executive Officer, the President or a Vice President and the Secretary or an Assistant Secretary and may be sealed with the seal of the Corporation or a facsimile thereof. If any certificate is countersigned by a transfer agent or registered by a registrar, either of which is other than the Corporation or an employee of the Corporation, the signature of any such officer may be facsimile.”
     Article VIII, Section 5 is hereby amended and restated to read in its entirety as follows:
“Section 5. Transfer of Shares. If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:
     (a) in the case of certificated shares, the certificate representing such shares has been surrendered;
     (b) (i) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (ii) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (iii) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;
     (c) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;
     (d) the transfer does not violate any restriction on transfer imposed by the Corporation; and
     (e) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.”
     Article VIII, Section 6 is hereby amended and restated to read in its entirety as follows:
“Section 6. Foreign Ownership of Shares. Not more than one-fifth of the aggregate number of shares of stock of the Corporation shall at any time be owned of record or voted by or for the account of aliens, their representatives, or by a foreign government or representative thereof, or by any corporation organized under the laws of a foreign country. The Corporation shall not be owned or controlled directly or indirectly by any other corporation of which any officer or more than one-fourth of the directors are aliens or of which more than one-fourth of the stock is owned of record or voted by aliens. In the event that the stock records of the Corporation shall at any time reflect one-fifth foreign stock ownership, no transfers of additional shares to aliens and other entities described above shall be made. If it shall thereafter be learned that any such additional shares are held by aliens and others described, such shares shall not be entitled to vote, receive dividends or enjoy any other rights accorded to stock of the Corporation, and the holder of such shares will be required to transfer them to a citizen of the United States or the Corporation.”

CERTIFICATION
     I, the undersigned officer, hereby certify that the foregoing Second Amendment to the Seventh Amended and Restated By-Laws of Clear Channel Communications, Inc. was duly adopted by the Board of Directors of Clear Channel Communications, Inc.

Date: December 3, 2007	By:	/s/ Herbert W. Hill, Jr.

	Name:	Herbert W. Hill, Jr.

	Title:	Senior Vice President,

Chief Accounting Officer